Exhibit 5.1

ELVINGER, HOSS & PRUSSEN

AVOCATS A LA COUR

2, place Winston Churchill, B.P. 425

L 2014 Luxembourg

To:
Intelsat (Luxembourg) S.A.
23, avenue Monterey, L-2086 Luxembourg

Intelsat S.A.
23, avenue Monterey, L-2086 Luxembourg

Luxembourg, 29 April 2010

O./Ref. :	TH/SBR/cml/cml/cdc/cno/cml
Re:	Intelsat (Luxembourg) S.A. /Intelsat S.A. - Registration Statement on
Form S-1 – Senior Notes and Senior PIK Notes

Ladies and Gentlemen,

(1) We have acted as special Luxembourg counsel in Luxembourg to (i) Intelsat (Luxembourg) S.A., (formerly known as Intelsat (Bermuda), Ltd.), incorporated as a limited company under Bermuda law and now existing as a société anonyme under the laws of Luxembourg with its registered office at 23, avenue Monterey, L-2086 Luxembourg, Grand Duchy of Luxembourg and registered with the Luxembourg register of commerce and companies under number B 149.942 (the “Issuer”) and (ii) Intelsat S.A., (formerly known as Intelsat, Ltd.) incorporated as a limited company under Bermuda law and now existing as a société anonyme under the laws of Luxembourg with its registered office at 23, avenue Monterey, L-2086 Luxembourg, Grand Duchy of Luxembourg and registered with the Luxembourg register of commerce and companies under number B 149.970 (the “Guarantor” and, together with the Issuer, the “Companies”) in connection with the filing on April 29, 2010 (the “Filing”) of a Form S-1 resale shelf registration statement under the U.S. Securities Act of 1933, as amended, (the “Act”) with the Securities and Exchange Commission, including a prospectus dated April 29, 2010 (the “Registration Statement”) relating to the registration by the Issuer and the Guarantor for resales by the selling securityholders named therein of up to $281,810,000 aggregate principal amount of 11 1/4% Senior Notes due 2017 (the “Senior Notes”) and the related guarantee of the Senior Notes (the “Senior Notes Guarantee”) and up to $1,121,692,472 in aggregate principal amount of 11  1/2%/12 1/2 % Senior PIK Election Notes due 2017 (the “PIK Election Notes” and, together with the Senior Notes, the “Notes”) and the related guarantee of the PIK Election Notes (the “PIK Election Notes Guarantee” and, together with the Senior Notes Guarantee, the “Notes Guarantees”) of the Issuer. The Notes were issued under an indenture dated 27 June 2008 (the “Indenture”) entered into among Intelsat (Bermuda), Ltd. (now known as Intelsat (Luxembourg) S.A., the Issuer), Intelsat, Ltd. (now known as Intelsat S.A., the Guarantor) and Wells Fargo Bank, National Association as trustee (the “Trustee”);

(2) For the purpose hereof we have examined the following documents:

(a)	an emailed scanned copy of the Indenture;

(b)	an emailed scanned copy of the Registration Statement dated 29 April 2010;

(c)	a copy of the articles of association of the Issuer dated 15 December 2009 (the “Issuer’s Articles”);

(d)	a copy of the articles of association of the Guarantor dated 15 December 2009 (the “Guarantor’s Articles” and, together with the Issuer’s Articles, the “Articles”);

(e)	an emailed scanned copy of the executed board of directors’ resolutions of the Issuer dated 12th January 2010 (the “Issuer’s Board Resolutions”);

(f)

an emailed scanned copy of the executed board of directors’ resolutions of the Guarantor dated 12th January 2010 (the “Guarantor’s Board Resolutions” and, together with the Issuer’s Board Resolutions, the “Resolutions”);

(g)	a certificate dated 29 April 2010 issued by the greffe de la deuxième section du Tribunal d’arrondissement de et à Luxembourg (the “Greffe”) certifying that the Issuer is not subject to Luxembourg insolvency procedures (the “Issuer’s Certificate”);

(h)	a certificate dated 29 April 2010 issued by the Greffe certifying that the Guarantor is not subject to Luxembourg insolvency procedures (the “Guarantor’s Certificate” and, together with the Issuer’s Certificate, the “Certificates”);

(i)	an excerpt from the Luxembourg Register of Commerce and Companies in relation to the Issuer dated 29 April 2010 (the “Issuer’s Excerpt”); and

(j)	an excerpt from the Luxembourg Register of Commerce and Companies in relation to the Guarantor dated 29 April 2010 (the “Guarantor’s Excerpt” and, together with the Issuer’s Excerpt, the “Excerpts”).

Terms and expressions used therein as defined terms shall have the meaning set forth herein. The documents set forth under (a) to (j) are referred to collectively as the “Documents”.

Except for the Documents, we have not, for the purposes of this opinion, examined any contracts, instruments or other documents even if referred to or annexed to as schedules or exhibits to the Documents entered into by, or affecting any of, the parties or any corporate records of the Companies unless expressly referred to above. We have not made any searches or enquiries, except as expressly mentioned herein.

We have made an enquiry on the website of the Bar of Luxembourg (Barreau de Luxembourg) (www.barreau.lu) on 29 April 2010 at 8:45 (CET) whether bankruptcy proceedings against the Companies have been filed with the court in Luxembourg. Our enquiry showed that no such procedure had been filed to that time or was currently pending before the court and this was confirmed by the delivery of the Certificates. It should be noted however that any such enquiry is not capable of conclusively revealing or revealing (respectively) whether any of the Companies is subject to any insolvency proceedings or whether a writ has been served on any of the Companies but has not yet been enrolled with the court and thus we cannot opine thereon or as to whether a writ has been served on any of the Companies but has not yet been enrolled with the court.

We have also made an enquiry on the website of the Registre de Commerce et des Sociétés in Luxembourg (www.rcs.lu) (the “Register”) on 29 April 2010 and we have received the Excerpts. The website of the Register showed that as at 29 April 2010 at 8:45 CET no liquidation procedure is pending in relation to the Companies. It should be noted that notice of a winding-up order or a resolution passed may not be filed with the Register immediately. Thus, we cannot opine as to whether any liquidation procedure has been initiated but not yet filed with the Register.

(3) The present opinion speaks only as of its date and relates only to the laws of Luxembourg as the same are in force and are construed at the date hereof in major published jurisprudence and is given on the basis that it will be governed by, and construed in accordance with, the laws of Luxembourg and on the basis that the Luxembourg courts shall have exclusive jurisdiction thereon. We neither express nor imply any view or opinion on and/or in respect of the laws of any jurisdiction other than Luxembourg, and have made no investigation of any other law (including without limitation the laws or acts referred to in any of the Documents (other than Luxembourg law)) which may be relevant to any of the documents submitted to us or the opinions herein contained. We express no opinion as to any matter of fact or the accuracy of any financial calculation required by the terms of any Documents or otherwise.

We are assuming for the purpose hereof that each of the Companies (when existing under the laws of Bermuda) had taken all necessary corporate and any other actions and steps required under Bermuda law, including corporate and other authorisations, to authorise, approve and execute the Indenture as executed by the Companies on 27 June 2008 and the performance thereof (including the issuance of the Notes thereunder) by the Companies and that, for the purposes of any applicable law, other than Luxembourg law, the Indenture remains in full force and effect towards the parties thereto after the migration of the Companies from Bermuda to Luxembourg on 15 December 2009 under all applicable laws (other than Luxembourg law).

(4) For the purpose of rendering this opinion, we have assumed:

(i)	the genuineness of all signatures, stamps and seals on all documents submitted to us as originals and that the persons having purported to sign any of the documents referred to in this opinion have indeed signed such documents;

(ii)	the completeness and conformity to originals of all documents supplied to us as certified, photostatic, scanned, electronically transmitted copies or other copies (including, but not limited to, the Documents) and the authenticity of the originals of such documents and the conformity to originals of the latest drafts reviewed by us;

(iii)	the accuracy and completeness of all factual representations expressed in or implied in the Documents we have examined;

(iv)	that each of the parties to the Indenture, other than the Companies, is duly incorporated and organised as a validly existing legal entity with the capacity, power, authority and right to enter into the Indenture and to perform its obligations thereunder, that all internal authorisation procedures by each such party for the execution by it of the Indenture had been duly fulfilled and that the execution of the Indenture by or on behalf of each of such parties had, in each case, been and remains duly and validly approved and authorised;

(v)	the Companies had each been duly incorporated, were duly existing and in good standing in Bermuda in conformity with the laws of Bermuda prior to their migration to Luxembourg and have taken all necessary corporate and any other actions and steps, including authorisations, to authorise and approve the Indenture, the entry thereinto, the performance of their respective obligations thereunder, the issue of the Notes thereunder and that any such steps, actions and authorisation remain valid and in full force and effect;

(vi)	that Bermuda law accepts that a Bermuda company migrates to Luxembourg and changes its nationality by transferring its registered office and central administration without dissolution or loss of its legal personality and without creating a new legal entity or prejudicing or affecting the continuity of the body corporate which was formerly a Bermuda company, and with the continuation of its existence under the laws of Luxembourg and that each of the Companies have complied with any applicable law of Bermuda and have duly taken all the steps required to effect their respective migration to Luxembourg, change of nationality and transfer of their registered offices and central administration to Luxembourg without the loss of their legal personality and without affecting the continuity or evidence of the Companies;

(vii)	that the Indenture had been and remains duly signed, executed and delivered by all of the parties thereto and that such parties had the capacity, power and authority to perform their obligations thereunder;

(viii)	the execution, delivery and performance by each of the parties of the Indenture were legal, valid and binding on them under the laws of their places of incorporation, organisation or residence respectively and under all applicable laws, were in the best respective corporate interest of such parties and had been and remain (other than Luxembourg law for this aspect only) duly approved and authorised by all necessary governmental and other action in accordance with their respective constitutive documents, the laws of their respective places of incorporation, organisation or residence respectively and such other laws;

(ix)	that there is no matter under the laws of any jurisdiction (other than Luxembourg) which would or might adversely affect the opinions herein expressed;

(x)	that all obligations contemplated under the Indenture and the Notes and described in the Registration Statement are valid, legally binding upon and enforceable (and are not subject to avoidance by any person) against the parties as a matter of all relevant laws (except Luxembourg law) and in particular without limitation their governing law, most notably, that the respective expressed governing law is valid as a matter of the governing law, and in all applicable jurisdictions (other than Luxembourg) and that there is no provision of the laws of any jurisdiction (except Luxembourg) that would have a bearing on the foregoing;

(xi)	that all authorisations and consents of any authority of any jurisdiction other than Luxembourg which may be required in connection with the execution and delivery of the Registration Statement and the issue of the Notes have been obtained;

(xii)	that the Indenture and the Notes constitute valid, binding and enforceable obligations of the respective parties thereto under the laws of New York to which they are expressed to be subject to;

(xiii)	the due compliance with all matters (including, without limitation, the obtaining of the necessary consents and the payment of stamp duties and other documentary taxes and charges) under such laws, other than Luxembourg law, as may relate to the Documents or the persons expressed to be parties thereto or the performance or enforcement by or against such parties of such of their obligations or rights as are to be performed or enforced outside Luxembourg;

(xiv)	that none of the parties to the Documents has passed a voluntary winding-up resolution, that no petition has been presented or order made by a court or any other competent authority for the winding-up, dissolution, administration, bankruptcy or for the submission of any such person to the procedures of bankruptcy (where relevant), controlled management or sursis de paiement or receivership or any analogous proceedings and no analogous proceedings under the law of its place of establishment or incorporation or centre of main interest, as the case may be, or where it carries on its business, have been taken in relation to it and no receiver, manager, trustee or similar officer has been appointed in relation to it or any of its respective assets or revenues; provided, and that the parties did not meet or threaten to meet the criteria for the opening of any of such procedures;

(xv)	that all conditions precedent and subsequent, representations and warranties (other than those in respect of which we express a specific opinion below) or covenants (whether imposed by law or contractually) under the Indenture have been complied with and in particular (but without limitation) any notice requirements in connection therewith have been complied with, or were duly given;

(xvi)	that the terms of the Indenture and the Notes (and/or, as the case may be, the other Documents) are and will be strictly observed and performed by the parties thereto;

(xvii)	that there have been no amendments to the Documents in the form delivered to us, for the purposes of this opinion;

(xviii)	no proceedings have been instituted or injunction granted against the Companies to restrain any of them from performing any of their obligations under the Indenture or to entering into, delivering and performing any of their obligations under the Notes;

(xix)	the terms used in the Documents carry the meaning ascribed to them in vernacular English;

(xx)	the Documents accurately record the whole of the terms agreed between the parties thereto relevant to this opinion, and neither they nor any obligation of any party thereto have been varied;

(xxi)	that the Resolutions are accurate and have not been amended or rescinded and are in full force and effect;

(xxii)	that the Articles of the Companies have not been amended or rescinded and are in full force and effect;

(xxiii)	that the Excerpts are complete and accurate and the information contained therein is accurate;

(xxiv)	that each of the Indenture and the Notes has been entered into respectively issued for bona fide commercial reasons and is in the corporate interest of each of the Companies;

(xxv)	there is no other agreement, undertaking, representation or warranty (oral or written) and no other arrangement (whether legally binding or not) between all or any of the parties or any other matter which renders the information in the Indenture or the Registration Statement inaccurate, incomplete or misleading or which affects the conclusions stated in this opinion;

(xxvi)	the binding effect of the Documents on the parties is not affected by duress, undue influence or mistake and none of the Indenture, the Registration Statement or the Notes has been entered into, filed or issued (respectively) by any party in connection with money laundering or any other unlawful activity;

(xxvii)	that the Companies have their place of principal management and their centre of main interests in Luxembourg and have no establishment outside Luxembourg, in each case as such terms are defined in Council Regulation (EC) n°1346/2000 of 29 May 2000 on insolvency proceedings or Luxembourg law, as applicable;

(xxviii)	that, as we are not competent to review the U.S. Trust Indenture Act of 1939 (the “TIA”), none of the provisions of the Indenture are amended or overridden by the TIA and that the provisions of the TIA included by cross reference in the Indenture would not have as an effect that we would not be able to provide the opinions set forth herein;

(xxix)	that the Notes have been duly and validly issued in accordance with the Indenture;

(xxx)

that there will be no offer or sale of the Notes in any Member State of the European Union which would require the preparation, submission, approval and/or publication of a prospectus pursuant to the EC Directive 2003/71/CE of 4th November 2003 on the publication of a prospectus in case of a public offer of securities or admission of securities to trading and related regulations and/or implementing laws (including without limitation the Luxembourg law of 10 July 2005 on prospectuses for securities);

(xxxi)	that the Registration Statement has be duly signed on behalf of each of the Companies by the persons duly authorised to do so pursuant to the respective Resolution; and

(xxxii)	that the “officers” of the Issuer as referred to in the Issuer’s Board Resolutions are Andrew Stimson, Phillip Spector and Simon Van De Weg and that the “officers” of the Guarantor as referred to in the Guarantor’s Board Resolutions are David McGlade, Phillip Spector, Michael McDonnell and Simon Van De Weg.

(5) On the basis of the above and subject to the reservations below we are of the opinion that:

(i)	The Issuer is a société anonyme validly existing under the laws of Luxembourg with full corporate power to carry on its business as set forth in the Issuer’s Articles and the laws of Luxembourg and has the power, corporate authority and capacity to execute and deliver the Registration Statement, to perform the transactions contemplated therein to be performed by it, to issue the Notes in accordance with the Indenture and to perform its obligations under the Indenture with respect to the Notes.

(ii)	The Guarantor is a société anonyme validly existing under the laws of Luxembourg with full corporate power to carry on its business as set forth in the Guarantor’s Articles and the laws of Luxembourg and has the power, corporate authority and capacity to execute and deliver the Registration Statement, to perform the transactions contemplated therein to be performed by it, to provide the guarantee for the Notes and to perform its obligations as guarantor with respect to the Notes as set forth in the Indenture.

(iii)	The Notes, to the extent duly issued by the Issuer in accordance with the Indenture and executed and duly authenticated by the Trustee or its agent in accordance with the Indenture, subject to their validity and enforceability under the laws of the State of New York by which they are governed, constitute legal, valid and binding obligations of the Issuer, and the Notes Guarantees by the Guarantor, subject to their validity and enforceability under the laws of the State of New York by which they are governed, constitute legal, valid and binding obligations of the Guarantor.

(6) This opinion is subject to the following qualifications:

(i)	the opinion herein expressed, and the binding effect and validity of the Indenture, the Notes and the Notes Guarantees and their enforceability against the Companies are subject to all limitations resulting from the laws of administration, liquidation, payment reprieve, controlled management, insolvency, reorganisation, suretyship or similar law of general application affecting creditors’ rights;

(ii)	any obligations to pay a sum of money in a currency other than a currency having legal tender in Luxembourg will be enforceable in Luxembourg in a currency having legal tender in Luxembourg, though the monetary judgment may be expressed in a foreign currency and/or equivalent in a currency having legal tender in Luxembourg at the time of payment, and any loss incurred as a result of currency exchange fluctuations should be recoverable under Luxembourg law;

(iii)	an obligation to pay interest on interest may not be enforceable in Luxembourg;

(iv)	certain obligations other than payment obligations may not be the subject of Luxembourg court-ordered specific performance, but will result only in an award of damages;

(v)	where any obligations of any person are to be performed in a jurisdiction outside Luxembourg, such obligations may not be valid or enforceable under Luxembourg law to the extent that performance thereof would be illegal or contrary to public policy under the laws of such jurisdiction;

(vi)	the validity or enforcement of obligations may be invalidated by reason of fraud;

(vii)	a Luxembourg court may refuse to apply the law of another jurisdiction if it is deemed to be contrary to public order or if submission to a foreign law is prejudicial to the application of provisions of Luxembourg law of mandatory application;

(viii)	choice of law provisions are not recognised and given effect if such choices of law are meant to circumvent rules of public order of the laws that would have otherwise applied in the absence of such choice of law provisions;

(ix)	under Luxembourg court precedents, the litigating party that refers to a law other than Luxembourg law has the burden to prove the content of such law. If such litigating party is in default to establish the content of the foreign law it refers to, the Luxembourg courts may apply Luxembourg law even if the governing law of an agreement is not Luxembourg law;

(x)	the enforcement of foreign judgments is subject to exequatur procedures provided for by Luxembourg law;

(xi)	any provision in the Indenture, the Notes and the Notes Guarantees providing that any calculation or certification is to be conclusive and binding may not be upheld by a Luxembourg court, and will not be effective if such calculation or certification is fraudulent or erroneous and will not necessarily prevent judicial enquiry into the merits of any claim by any party thereto;

(xii)	a Luxembourg court may refuse to give effect to a purported contractual obligation to pay costs or expenses imposed upon another party in respect of any unsuccessful litigation brought by or against that party or otherwise, and a Luxembourg court may not award by way of costs all of the expenditures incurred by a successful litigant in proceedings brought before a Luxembourg court;

(xiii)	claims may become barred under statutory limitations period rules;

(xiv)	claims may be subject to the rules of set-off or counterclaim;

(xv)	a clause purporting, in case of avoidance or annulment of one or more of the provisions or obligations contained in a document or agreement (the “Avoided Obligations”), to maintain the validity of such document or agreement or of the provisions or obligations contained therein other than the Avoided Obligations, may not be upheld by a Luxembourg court;

(xvi)	a Luxembourg court may require, in the case of a judgment obtained in a foreign court, of which enforcement is being sought in Luxembourg, any documents produced as evidence to be translated into French or German;

(xvii)	the enforcement of a judgment by a foreign court by a Luxembourg court is amongst others subject to the following conditions:

(i.)	the judgement is rendered in civil or commercial matters;

(ii.)	the judgment is duly enforceable in the jurisdiction of the foreign court;

(iii.)	the foreign court had jurisdiction over the subject matter of the action leading to the judgment;

(iv.)	the foreign court has acted in accordance with its own procedural laws;

(v.)	the judgment was granted following proceedings where the counterparty had the opportunity to appear, and if it appeared, to present a defence;

(vi.)	the foreign court applied the substantive laws chosen by the parties to govern the relevant agreement or document; and

(vii.)	the judgment is not contrary to the public order of Luxembourg.

(xviii)	notwithstanding the submission to the jurisdiction of the New York courts, provisional measures or summary proceedings may be initiated before the courts of Luxembourg if the measures to be implemented are to be effective in Luxembourg;

(xix)	as a matter of principle, notices are validly served to a company if notified at its registered office;

(xx)	a contractual provision permitting service of process or notification of court to be deemed to have been made or given may not be recognised by Luxembourg courts;

(xxi)	under Luxembourg law, the Companies may not hold any monies in trust; they may however hold assets on behalf of other parties which, in the case of any of the events referred to in (i) above, would form part of its general assets and not be segregated;

(xxii)	Luxembourg has ratified the Hague Convention of 1 July, 1985 relating to the law applicable to trusts and their recognition (the “Hague Convention”), pursuant to a law dated 27 July, 2003, which law became effective on 6 September, 2003. Accordingly, Luxembourg courts will recognise trusts, and the rights granted to trustees thereunder, if such trusts and rights meet the conditions set out in the Hague Convention;

(xxiii)	where a party is vested with a discretion or may determine a matter in its opinion, Luxembourg law requires that contracts be performed in good faith and consequently that such discretion be exercised reasonably or that such opinion be based on reasonable grounds;

(xxiv)	provisions in the Indenture providing that the terms thereof can only be amended or varied or provisions thereof can only be waived by an instrument in writing may not be enforced by a Luxembourg court;

(xxv)	Luxembourg law provides that legal title to debt securities in registered form issued by a Luxembourg société anonyme passes by registration in the register of noteholders to be kept at the registered office of the issuer, notwithstanding the existence of any global and definitive certificate(s) evidencing such debt securities/or and the beneficial ownership evidenced thereby;

(xxvi)	total exclusion of liability (including by way of indemnification provisions) shall not be upheld in a Luxembourg court in case of gross negligence or willful misconduct and under Luxembourg contract law unforeseeable damages may not be reclaimed;

(xxvii)	powers of attorney (the designation of a service agent may constitute (or may be deemed to constitute) a power of attorney or mandate) or of representation or powers to act may not be held to be irrevocable and as a result of bankruptcy or similar collective insolvency proceedings or court ordered liquidation of the relevant Companies or of court appointment of administrators or sequestrators, will be revoked as at zero hour on the day of the relevant court order although they were expressed to be irrevocable;

(xxviii)	we express no opinion on the tax or regulatory status of the Companies or treatment of the Notes;

(xxix)	the waiver of rights before they come into existence, or of immunities, may not be valid or enforceable under Luxembourg law;

(xxx)	any provision of the Indenture and of the Notes stating that any rights and obligations shall bind successors or assignees of any party thereto may, where the law does not provide therefor, not be enforceable in a proceeding brought before a Luxembourg court in the absence of any further agreements to that effect with such successors or assignees;

(xxxi)	under Luxembourg law, powers of attorney, instruction or authorisation may not be held irrevocable or exclusive;

(xxxii)	a Luxembourg court may stay proceedings brought in such court if concurrent proceedings are brought elsewhere;

(xxxiii)	obligations to make payments that may be regarded as penalties or fines may not be enforceable in Luxembourg;

(xxxiv)	provisions having the effect of imposing and increasing any rate of interest or other amount which may be payable on default or breach may to the extent a Luxembourg court would consider such rate or amount excessive be reduced by such court;

(xxxv)	any general provisions resulting in appointing directly or indirectly a person or entity to take legal action before the Luxembourg courts on behalf of another party will not be enforceable before Luxembourg courts pursuant to the rule “nul ne plaide par procureur” and accordingly any such action will require a specific mandate given to the agent and disclosure by such agent of its principals;

(xxxvi)	a Luxembourg court may not give effect to a clause purporting to determine the date on which notice is deemed to have been made;

(xxxvii)	a contractual provision allowing the service of process to any of the Companies, to a service agent could be overridden by Luxembourg statutory provisions as to service of process;

(xxxviii)	in case of an action before a court in Luxembourg the relevant document(s) referred to in the summons will have to be registered and in such case and in case of a voluntary registration, an ad valorem registration tax the rate of which will depend on the underlying agreement reflected in any such document(s) will become payable except in limited circumstances;

(xxxix)	we give no opinion as to any provision of the Indenture or the Notes or the existence, amendment thereof or impact thereon, pursuant to and/or by reference to the TIA (and our opinion is as a whole qualified thereby).

(7) This opinion is given on the basis that there will be no amendment to or termination or replacement of the documents which we reviewed for the purpose hereof and on the basis of laws of Luxembourg in force and as construed and applied by Luxembourg courts in prevailing published court cases as at the date of this opinion.

This opinion is strictly limited to the matters stated herein and is not to be read as extending by implication to any other matter. We have made no investigation of, and do not express or imply any views on, the laws of any country other than Luxembourg.

This opinion speaks as of its date and is given on the basis that we undertake no responsibility to notify any addressee of this opinion of any change in the laws of Luxembourg or their construction or application after the date of this opinion or a change of circumstances of the Companies. The opinion is governed and construed in accordance with Luxembourg law and the Luxembourg courts have exclusive jurisdiction thereon.

In this opinion Luxembourg legal concepts are translated in English terms and not in their original French terms used in Luxembourg laws. The concepts concerned may not be identical to the concepts described by the same English terms as they exist under the laws of other jurisdictions.

This opinion is for the benefit solely of the addressees and may not be disclosed to or be relied upon by any other persons, or for any purpose other than in connection with the transaction described in the Registration Statement.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading “Legal Matters” in the Prospectus contained in such Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Yours faithfully,

Elvinger, Hoss & Prussen

By:	/s/ Toinon Hoss
Toinon Hoss